Exhibit 99.1

SELECTED FINANCIAL DATA

The following tables set forth selected consolidated financial data for each of the years in the five-year period ended June 30. The results for the fiscal year ended June 30, 2004 are not necessarily indicative of the results for any future period. The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements as of June 30, 2004 and 2003 and for each of the years in the three-year period ended June 30, 2004 and notes thereto set forth in Exhibit 99.3 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year Ended June 30,
	2004	2003	2002	2001	2000
	(In thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales	$311,295	$316,325	$231,791	$250,237	$236,830
Costs and expenses:

Cost of sales	165,141	147,964	114,204	144,549	113,573
Engineering and product development	38,827	36,443	31,445	34,305	27,767
Sales, marketing and service	96,986	88,620	71,457	65,882	54,989
General and administrative	22,025	19,019	15,607	14,686	10,554
Amortization of goodwill	—	—	18,018	14,352	7,173
Amortization of other intangible assets	4,861	12,257	17,873	16,391	11,209
Impairment of goodwill	12,311	—	—	—	—
Restructuring costs	3,640	—	—	—	—
Legal judgment	—	15,161	—	—	—
In-process research and development	2,193	—	—	—	3,500
Legal settlement	—	—	—	—	2,102
Acquisition settlement	—	—	—	12,880	—

Total costs and expenses	345,984	319,464	268,604	303,045	230,867

Operating income (loss)	(34,689)	(3,139)	(36,813)	(52,808)	5,963
Interest and other income (expense), net	(371)	2,601	2,208	1,890	3,403
Impairment of equity investments	—	—	—	(1,658)	—

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(35,060)	(538)	(34,605)	(52,576)	9,366
Income tax expense	4,721	3,220	5,478	7,616	1,779

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(39,781)	(3,758)	(40,083)	(60,192)	7,587

Discontinued operations:

Income (loss) from discontinued operations, net of taxes	(7,592)	1,188	—	—	—
Loss on sale of discontinued operations, net of taxes	(6,820)	—	—	—	—

Income (loss) from discontinued operations	(14,412)	1,188	—	—	—

Income (loss) before cumulative effect of change in accounting principle	(54,193)	(2,570)	(40,083)	(60,192)	7,587
Cumulative effect of change in accounting principle	—	(19,291)	—	(356)	—

Net income (loss)	$(54,193)	$(21,861)	$(40,083)	$(60,548)	$7,587

Income (loss) per share from continuing operations before cumulative effect of change in accounting principle:
Basic	$(0.59)	$(0.06)	$(0.70)	$(1.16)	$0.16

Diluted	$(0.59)	$(0.06)	$(0.70)	$(1.16)	$0.14

Loss per share from discontinued operations:

Basic and diluted	$(0.22)	$0.02	$—	$—	$—

Cumulative effect per share of change in accounting principle:

Basic and diluted	$—	$(0.32)	$—	$(0.01)	$—

Net income (loss) per share:

Basic	$(0.81)	$(0.36)	$(0.70)	$(1.17)	$0.16

Diluted	$(0.81)	$(0.36)	$(0.70)	$(1.17)	$0.14

Shares used to compute net income (loss) per share:

Basic	67,069	61,247	56,859	51,729	48,311

Diluted	67,069	61,247	56,859	51,729	55,442

	As of June 30,
	2004	2003	2002	2001	2000
	(In thousands)
CONSOLIDATED BALANCE SHEET DATA:

Working capital	$81,327	$106,616	$115,698	$114,422	$138,330
Total assets	301,744	310,876	255,703	266,957	322,799
Retained earnings (accumulated deficit)	(169,487)	(115,294)	(93,433)	(53,350)	7,198
Shareholders’ equity	$210,682	$226,157	$205,908	$220,362	$259,620

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